Exhibit 99.1

Point Therapeutics Reports Data Showing Enhanced Preclinical Anti-Tumor
             Activity of Gemcitabine Combined with PT-100

    BOSTON--(BUSINESS WIRE)--March 30, 2004--Point Therapeutics, Inc. (OTC Bulletin Board: POTP) today announced the presentation of study data on lead product candidate PT-100, demonstrating preclinical tumor growth suppression and enhancement of anti-tumor activity when combined with the chemotherapy agents gemcitabine or docetaxel. These results were revealed today in a poster session of the 2004 American Association of Cancer Research (AACR) Annual Meeting in Orlando, Florida.
    Study results showed that the combination of PT-100 with gemcitabine was highly effective in reducing tumor burden. Every dose of gemcitabine in the study (30mg/kg, 60 mg/kg and 120 mg/kg) showed significantly (p less than 0.05) greater anti-tumor effect when combined with PT-100 than either agent alone. PT-100 alone did not cause any tumor rejection, and gemcitabine alone caused rejection rates of approximately 20%. Combination treatment, however, caused rejection in 40-50% of mice by day 25 after tumor inoculation. No relapses were observed in the combination-treated mice over a further 30 days.
    Additional results demonstrated a greatly improved anti-tumor effect when PT-100 was combined with docetaxel in the treatment of mice bearing human non-small cell lung carcinoma (NSCLC) xenografts. By day 50 after tumor inoculation, treatment with PT-100 and docetaxel resulted in an 88 % reduction in tumor size compared with reductions of 66% and 50%, respectively, in mice treated with PT-100 and docetaxel as single agents.
    Previous study results investigating PT-100 and cisplatin combination therapy demonstrated similarly increased tumor rejection frequency, in this case, from 20% with cisplatin alone to 50% with inclusion of PT-100. In both the cisplatin and gemcitabine studies, mice were specifically immune to rechallenge with the tumor type that they were originally inoculated with.
    The authors conclude that PT-100 is an anticancer agent with a unique mechanism of action and the potential to enhance the activity of commonly used chemotherapy regimens. "The tumor rejection rates seen when PT-100 was used in combination with gemcitabine and other chemotherapeutic agents were significant, and clearly superior to those seen with the chemotherapy agents alone," said study author Dr. Barry Jones, Senior Vice President of Research at Point. "These results support our belief that PT-100 has the potential to become an important treatment option for cancer patients receiving chemotherapy, possibly enhancing current therapies as well as providing the hematopoietic support that we have previously observed in pre-clinical animal models."
    Point Therapeutics is using these findings to guide the design of its Phase 2 clinical program, investigating the use of PT-100 in combination with various chemotherapeutics agents. The Company has already initiated a single-arm, two-stage Phase 2 clinical trial of PT-100 for the treatment of advanced non-small cell lung cancer (NSCLC). The study is designed to evaluate the anti-tumor and hematopoietic activity of PT-100 in combination with Taxotere(R) in Stage IIIb/IV NSCLC patients.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancerous tumors and certain hematopoietic disorders. Point's lead product candidate, PT-100, has the potential to inhibit the growth of certain cancerous tumors.
    In 2004, Point expects to initiate four Phase 2 clinical studies in three different oncology indications. The first Phase 2 study has been initiated and is evaluating PT-100 in combination with Taxotere(R) in patients with non-small cell lung cancer. The other planned trials will study PT-100 in metastatic melanoma in combination with cisplatin, as a single-agent therapeutic in metastatic melanoma, and in chronic lymphocytic leukemia in combination with Rituxan(R). Point is currently testing PT-100 in combination with Rituxan(R) in a Phase 1 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing PT-100 as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.
    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop products, (ii) obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 16, 2004 and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2136
             or
             Investor Relations:
             The Trout Group
             Ritu Baral, 212-477-4007 ext. 25